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[News Release]                                                      Exhibit 99.1


            IMMEDIATE RELEASE               Contacts:

                                                           Media:  Caroline Free
                                                                    214-953-8478
                                                               cfree@amresco.com
August 19, 1998
                                                Investor and Analyst: Tom Andrus
                                                                    214-953-7704
                                                            investor@amresco.com



          AMRESCO REITERATES CONFIDENCE IN RETAINED INTEREST VALUATION;
                        ANNOUNCES COMMON STOCK REPURCHASE

     DALLAS - AMRESCO, INC. (Nasdaq: AMMB) reiterates its confidence in the recorded value of its retained interests from securitization. The company denies a reported rumor that it would take a write-down related to this asset in the third quarter.

     "Due to the conservatism we have preached and practiced over the past three years, we feel very comfortable about the performance of the residuals held by the company," states Robert H. Lutz, Jr., chairman and chief executive officer of AMRESCO, INC.

     AMRESCO's stock has declined in price over the past several days. Consequently, the company's board of directors has authorized the repurchase of up to one million shares of common stock.

     "Due to weakness in our sector, AMRESCO's stock price has been harshly and unfairly penalized," says Mr. Lutz. "We perceive the stock to be dramatically undervalued and believe it to be an excellent investment opportunity for the company."

     AMRESCO, INC. is a diversified financial services company. The company is headquartered in Dallas and has offices nationwide as well as internationally in Canada, the United Kingdom and Mexico. For more information about AMRESCO, visit the web site at www.amresco.com.

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